SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  ------------


                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B) (C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                                 AMENDMENT NO. 1



                             MTM TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    62474G101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|    Rule 13d-1(b)
         |X|    Rule 13d-1(c)
         |_|    Rule 13d-1(d)

-------------------                                            -----------------
CUSIP No. 62474G101                   13G                      Page 2 of 6 Pages
-------------------                                            -----------------

========= ======================================================================
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).
          ----------------------------------------------------------------------

          Michael Ritchken
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) |X|
--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          South Africa
-------------------- ----- -----------------------------------------------------
     Number of       5     Sole Voting Power          361,483
      Shares         ----- -----------------------------------------------------
   Beneficially      6     Shared Voting Power           0
     Owned By        ----- -----------------------------------------------------
       Each          7     Sole Dispositive Power     361,483
     Reporting       ----- -----------------------------------------------------
    Person With      8     Shared Dispositive Power      0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          361,483

--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES  [ ]
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               6.0%

--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          IN
========= ======================================================================

-------------------                                            -----------------
CUSIP No. 62474G101                   13G                      Page 3 of 6 Pages
-------------------                                            -----------------

ITEM 1(a)           NAME OF ISSUER:

                    MTM Technologies, Inc.
                    ------------------------------------------------------------


ITEM 1(b).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    850 Canal Street, Stamford, CT  06902
                    ------------------------------------------------------------


ITEM 2(a).          NAME OF PERSON FILING:

                    Michael Ritchken
                    ------------------------------------------------------------


ITEM 2(b).          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    c/o MTM Technologies, Inc.  115 Broadway, 17th Floor,
                    New York, NY  10006
                    ------------------------------------------------------------


ITEM 2(c).          CITIZENSHIP:

                    South Africa
                    ------------------------------------------------------------


ITEM 2(d).          TITLE OF CLASS OF SECURITIES:

                    Common Stock, par value $.001 per share
                    ------------------------------------------------------------


ITEM 2(e).          CUSIP NUMBER:

                    62474G101
                    ------------------------------------------------------------

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-------------------                                            -----------------
CUSIP No. 62474G101                   13G                      Page 4 of 6 Pages
-------------------                                            -----------------



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

        (a)    |_| Broker or dealer  registered under Section 15 of the Exchange
                   Act.

        (b)    |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c)    |_| Insurance  company as  defined  in  Section  3(a)(19)  of the
                   Exchange Act.

        (d)    |_| Investment   company   registered  under  Section  8  of  the
                   Investment Company Act.

        (e)    |_| An   investment    adviser    in    accordance    with   Rule
                   13d-1(b)(1)(ii)(E);

        (f)    |_| An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);

        (g)    |_| A parent holding company or control person in accordance with
                   Rule 13d-1(b)(ii)(G);

        (h)    |_| A savings  association  as defined in Section 3(b) of Federal
                   Deposit Insurance Act;

        (i)    |_| A church  plan that is  excluded  from the  definition  of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j)    |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

-------------------                                            -----------------
CUSIP No. 62474G101                   13G                      Page 5 of 6 Pages
-------------------                                            -----------------


ITEM 4.        OWNERSHIP.

                    Provide the  following  information  regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned as of December 31, 2004:

         361,483 shares of common stock*
         -----------------------------------------------------------------------

     (b) Percent of class:

         6.0%
         -----------------------------------------------------------------------

     (c)            Number of shares as to which such  person has as of December
                    31, 2004:

          (I)       Sole power to vote or to direct the vote   361,483 SHARES
                                                            -----------------
          (II)      Shared power to vote or to direct the vote       0 SHARES
                                                              ---------------
          (III)     Sole power to dispose or to direct the disposition of

                                                               361,483 SHARES
                                                               --------------
          (IV)      Shared power to dispose or to direct the disposition of

                                                                     0 SHARES
                                                                     --------









*Includes 2,952 shares which were received on January 1, 2005.

-------------------                                            -----------------
CUSIP No. 62474G101                   13G                      Page 6 of 6 Pages
-------------------                                            -----------------



ITEM 5.

               OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                    If this  statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].




ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               N/A



ITEM 7.        IDENTIFICATION   AND   CLASSIFICATION  OF  THE  SUBSIDIARY  WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               N/A



ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               N/A



ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               N/A



ITEM 10.       CERTIFICATION.

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of, or with the effect of, changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with, or as a participant in, any transaction having that purpose or effect.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                February 8, 2005
                                                --------------------------------
                                                           (Date)

                                                /s/ Michael Ritchken
                                                --------------------------------
                                                         (Signature)

                                                Michael Ritchken
                                                --------------------------------
                                                         (Name/Title)